UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2016

COGENTIX MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 426-6140
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, during the Board meeting of Cogentix Medical, Inc., a Delaware corporation (the “Company”), held on May 24, 2016, (i) both Dr. Cheryl Pegus and Dr. James D’Orta were appointed and agreed to serve on each of the Compensation Committee, the Governance and Nominating Committee and Audit Committee of the Company and (ii) Dr. Pegus was appointed and agreed to serve as the Chair of the Governance and Nominating Committee, and Dr. D’Orta was appointed and agreed to serve as the Chair of the Compensation Committee and the Chair of the Audit Committee. As a result of certain Board resignations in connection with the settlement of the Company’s recent proxy contest, Dr. Cheryl Pegus and Dr. James D’Orta are currently the only members of the Audit Committee.

On May 31, 2016, the Company received a letter from Nasdaq (the “Letter”) notifying that the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. Nasdaq Listing Rule 5605 requires, among other things, that each listed company must have an audit committee of at least three members, each of whom must meet certain qualifications set forth in such rule.  Receipt of a letter of this nature is a required disclosure under Item 3.01 of Form 8-K.

In the Letter, Nasdaq indicated that it will provide the Company with a cure period in order to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or May 24, 2017; or

•	if the next annual shareholders’ meeting is held before May 24, 2017, then the Company must evidence compliance no later than May 24, 2017.

The Company views this failure to comply with Nasdaq Listing Rule 5605 as an unintended consequence of the recent settlement of the Company’s recent proxy contest. The Company is in the process of identifying an independent director to be appointed to the Audit Committee in order to regain compliance with Nasdaq Rule 5605 prior to the expiration of the cure period granted by Nasdaq.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2016	COGENTIX MEDICAL, INC.

	By:	/s/ Darin Hammers
	Name:	Darin Hammers
	Title:	President and Chief Executive Officer

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